Chemical Bank
            270 Park Avenue
            New York, New York  10017-2070


                                                         September 15, 1995




          Collins & Aikman Products Co.
          701 McCullough Drive
          Charlotte, North Carolina  28232


          Attention of   Thomas Hannah,
                    Chief Executive Officer

                    J. Michael Stepp
                    Executive Vice President and Chief Financial Officer



               $200 Million Senior Secured Acquisition Credit Facility
                                  Commitment Letter



          Ladies and Gentlemen:

                    You have advised Chemical Bank ("Chemical") and Chemical Securities Inc. ("CSI") that Collins & Aikman Products Co. (the "Borrower") desires to acquire (the "Acquisition") 100% of the issued and outstanding capital stock of Larizza Industries, Inc. ("Larizza") by means of a merger agreement between Larizza and the Borrower (the "Merger Agreement") providing for, among other things, (a) a newly formed wholly owned subsidiary of the Borrower to merge (the "Merger") with and into Larizza, (b) the shareholders of Larizza to approve the Merger at a shareholders meeting called for such purpose and (c) the issued and outstanding shares of Larizza being converted into the right to receive cash consideration upon consummation of the Merger.


                    You have advised Chemical and CSI that, in order to effect the Acquisition, the Borrower will obtain a senior secured acquisition credit facility (the "Facility") as described below.

                    In connection with the foregoing, you have requested that CSI arrange, and that Chemical commit to provide the entire principal amount of, the Facility. The Facility will be comprised of a Seven-Year Senior Secured Term Loan Facility in an aggregate principal amount of up to U.S. $200,000,000 which will be drawn in full on the date of the initial funding under the Facility (the "Closing Date").

                    Chemical is pleased to advise you of its commitment to provide (or cause one of its affiliates to provide) the entire principal amount of the Facility, upon the terms and subject to the conditions set forth or referred to in this commitment letter (the "Commitment Letter") and in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the "Term Sheet").

                    It is understood and agreed that Chemical will act as the sole and exclusive administrative agent for the Facility and will, in such capacity, perform the duties customarily associated with the role of an administrative agent. CSI will act as the sole arranger of the Facility and will, in such capacity, perform the duties customarily associated with the role of an arranger, including syndicating the Facility. Chemical will also act as the collateral agent for the Facility and will, in such capacity, perform the duties customarily associated with the role of a collateral agent. It is further understood and agreed that no additional agents or co-agents will be appointed without your reasonable approval and the reasonable approval of CSI. It is also understood and agreed that no Lender (as defined below) will receive compensation outside the terms contained herein and in the Fee Letter referred to below in order to obtain its commitment to participate in the Facility.

                    Chemical reserves the right, prior to or after execution of definitive documentation for the Facility, to syndicate all or a portion of its commitment in respect of the Facility to one or more financial institutions reasonably acceptable to you that will become parties to the definitive documentation for the Facility (such financial institutions, the "Lenders"). You agree actively to assist CSI in achieving a timely syndication that is satisfactory to CSI and you. This will be accomplished by a variety of means, including direct contact during the syndication (at times mutually agreed upon) among the senior officers, representatives and advisors of the Borrower, Holdings, Blackstone Capital Partners, L.P. ("BCP") and Wasserstein Perella Partners, L.P. ("WP"), on the one hand, and the proposed Lenders, on the other hand. Such assistance shall also include BCP, WP, Holdings and the Borrower using their reasonable efforts to have CSI's syndication efforts benefit from Holdings, the Borrower's, BCP's and WP's lending relationships.

                    All aspects of the strategy for the syndication of the Facility shall be satisfactory at all times to Chemical, CSI and you. The commitments of any bank or financial institution received during such syndication and prior to the execution of definitive documentation will reduce the commitment of Chemical hereunder.

                    It is understood and agreed that CSI, in coordination with you, will manage all aspects of the syndication, including Lender selection (which Lenders shall be reasonably acceptable to Chemical and CSI and reasonably acceptable to you), determination of when CSI will approach potential Lenders, any naming rights (including the naming of co-agents, subject to CSI's and your reasonable approval) and the final allocations of the commitments among the Lenders. It is also understood and agreed that the amount and distribution of the participation fees among the Lenders will be at CSI's sole discretion, after consultation with you. CSI shall also consult with you regarding all other aspects of the syndication process. To assist CSI in its syndication efforts, you agree, upon CSI's reasonable request (a) promptly to provide, and to cause your affiliates and advisors to provide, financial and other information with respect to Collins & Aikman Corporation ("Holdings") and its subsidiaries, the Acquisition and any other transactions contemplated hereby reasonably deemed necessary by CSI to complete successfully the syndication, including but not limited to information and projections prepared by you or your advisors on your behalf relating to the transactions contemplated hereby, and (b) to assist, and to cause your affiliates and advisors to assist, CSI upon its reasonable request in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication.

                    As consideration for Chemical's commitment hereunder and Chemical's and CSI's agreement to manage, structure and syndicate the Facility and to provide advisory services in connection therewith, you agree to pay to Chemical the fees at such times and as set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith (the "Fee Letter"). Once paid, such fees shall not be refundable under any circumstances.

                    Chemical's commitment hereunder is subject to (a) Chemical's satisfaction that Holdings, the Borrower, Larizza and their respective subsidiaries are not subject to material contractual or other restrictions that would be violated by the contemplated transactions, including the granting of security interests and guarantees (to the extent contemplated by the Term Sheet), (b) there not having occurred any material adverse change in the assets, business, properties, financial condition or results of operations of Holdings and its subsidiaries since Janaury 31, 1995 or of Larizza and its subsidiaries since June 30, 1995, (c) there not having occurred and being continuing any material disruption of, or material adverse change in, the financial, banking or capital markets since the date hereof, (d) Chemical having been afforded the opportunity to review the Merger Agreement and being satisfied in all respects with the Merger Agreement (including the schedules and exhibits thereto),
          (e) Chemical's satisfaction that there shall be no competing offering, placement or arrangement of any debt securities of Holdings, Larizza or any subsidiary thereof prior to or during the syndication of the Facility and until the date of execution of definitive documentation relating to the Facility and (f) the other conditions set forth herein and in the Term Sheet.

                    In addition, Chemical's commitment hereunder is subject to the negotiation, execution and delivery of definitive documentation with respect to the Facility satisfactory to Chemical. Such documentation shall contain such indemnities, covenants, representations and warranties, events of default (it being agreed that the Change in Control event of default will be identical in all material respects to the change of control event of default in the Borrower's Credit Agreement dated as of June 22, 1994 (the "Existing Credit Agreement")), termination events, conditions precedent, security arrangements and other terms and conditions as shall be reasonably satisfactory to Chemical. The terms and conditions of Chemical's commitment hereunder and of the Facility are not limited to the terms and conditions set forth herein or in the Term Sheet. Those matters that are not covered by or made clear under the provisions hereof or of the Term Sheet are subject to the approval and agreement of Chemical and you (it being understood that the terms and conditions of the definitive documentation with respect to the Facility shall not be, unless otherwise agreed upon by Chemical and you, inconsistent with the terms and conditions set forth herein or in the Term Sheet).

                    By executing this Commitment Letter, you agree (a) to indemnify and hold harmless Chemical and CSI and the other Lenders and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an "Indemnified Person") from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Sheet, the Acquisition, the Facility or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, and to reimburse each Indemnified Person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final judgment of a court to have resulted primarily from the willful misconduct or gross negligence of such Indemnified Person or its agents or representatives, and (b) to reimburse Chemical and CSI from time to time, upon presentation of a summary statement in reasonable detail, for all reasonable out-of-pocket expenses (including, without limitation, expenses of Chemical's and CSI's due diligence investigation, consultants' fees (if such consultants are engaged by Chemical or CSI with your consent), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel) incurred in connection with the Facility and the preparation of this Commitment Letter, the Term Sheet, the Fee Letter, the definitive documentation for the Facility and the security arrangements in connection therewith.

                    You shall be entitled to assume the defense of any
          action for which indemnification is sought hereunder with counsel of your choice at your expense (in which case you shall not thereafter be responsible for the fees and expenses of any separate counsel retained by an Indemnified Person except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to each such Indemnified Person. Notwithstanding your election to assume the defense of such action, each Indemnified Person shall have the right to employ separate counsel and to participate in the defense of such action, and you shall bear the reasonable fees, costs and expenses of such separate counsel, if (a) the use of counsel chosen by you to represent such Indemnified Person would present such counsel with a conflict of interest; (b) the actual or potential defendants in, or targets of, any such action include both you and such Indemnified Person and such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to you (in which case you shall not have the right to assume the defense of such action on behalf of such Indemnified Person); (c) you shall not have employed counsel reasonably satisfactory to such Indemnified Person to represent it within a reasonable time after notice of the institution of such action; or (d) you shall authorize such Indemnified Person to employ separate counsel at your expense. You will not be liable under this Commitment Letter for any amount paid by an Indemnified Person to settle any claims or actions if the settlement is entered into without your consent, which may not be withheld unless such settlement is unreasonable in light of such claims or actions against, and defenses available to, such Indemnified
          Person.   The provisions contained in the immediately preceding
          paragraph and this paragraph shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and notwithstanding the termination of this Commitment Letter or Chemical's commitment hereunder.

                    You agree that you will not disclose this Commitment Letter, the Term Sheet, the Fee Letter, the contents of any of the foregoing or Chemical's and CSI's activities pursuant hereto or thereto to any person without the prior approval of Chemical (which shall not be unreasonably withheld), except that (a) you may disclose this Commitment Letter, the Term Sheet, the Fee Letter and the contents hereof and thereof (i) to your respective officers, employees, attorneys and advisors on a confidential and need-to-know basis in connection with the transactions contemplated hereby and (ii) as required by applicable law or compulsory legal process, and (b) you may disclose this Commitment Letter and the Term Sheet or the existence of Chemical's commitment hereunder, the principal conditions to such commitment and the principal terms and conditions of the Term Sheet (but not the Fee Letter) to Larizza and its advisors in connection with your proposal for the Acquisition or in connection with any public filing to be made and in connection with the Acquisition. The provisions contained in this paragraph shall remain in full force and effect notwithstanding the termination of this Commitment Letter or Chemical's commitment hereunder. It is understood and agreed that Chemical Banking Corporation and its subsidiaries (including, without limitation, Chemical and CSI) may share and exchange with each other information relating to Holdings and its subsidiaries on a confidential basis for use solely in connection with the transactions contemplated hereby.

                    This Commitment Letter and Chemical's commitment hereunder shall not be assignable by you without the prior written consent of Chemical, and any attempted assignment without Chemical's prior written consent shall be void. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by Chemical and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Chemical may perform certain of its duties or activities described hereunder through any of its affiliates, including, without limitation, CSI.

                    The obligations and representations of the Borrower under this Commitment Letter, other than those arising under the fifth, sixth, seventh, twelfth, thirteenth and fourteenth paragraphs of this Commitment Letter, shall automatically terminate and be superseded by the provisions of the definitive documentation relating to the Facility upon the closing of the Facility and the consummation of the Acquisition.

                    Please indicate your acceptance of the terms hereof and of the Fee Letter by signing in the appropriate space below and in the Fee Letter and returning to Chemical the enclosed duplicate originals of this Commitment Letter and the Fee Letter not later than 5:00 p.m., New York City time, on September 27, 1995, at which time Chemical's commitment hereunder will expire in the event Chemical has not received such executed duplicate originals. In the event that the initial extension of credit in respect of the Facility does not occur on or before January 31, 1996, then this Commitment Letter and Chemical's commitment hereunder shall terminate unless Chemical shall, in its discretion, agree to an extension.

                    Chemical is pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.


                                        Very truly yours,

                                        CHEMICAL BANK



                                        By: /s/ Timothy J. Storms

                                             Name:
                                             Title:

          Accepted and agreed to as of
          the date first above written:

          COLLINS & AIKMAN PRODUCTS CO.



          By: /s/ J. Michael Stepp
               Name: J. Michael Stepp
               Title: Chief Finanical Officer

          cc:  David A. Stockman, Co-Chairman
               Randall J. Weisenburger, Co-Chairman

                                                                  EXHIBIT A
               $200 Million Senior Secured Acquisition Credit Facility
                      Summary of Principal Terms and Conditions

                                  September 15, 1995


          Borrower:                 Collins & Aikman Products Co., a
                                    Delaware corporation (the "Borrower")
                                    and a direct wholly-owned subsidiary of
                                    Collins & Aikman Corporation, a
                                    Delaware corporation ("Holdings").

          Acquisition:              The Borrower intends to acquire (the
                                    "Acquisition") 100% of the issued and
                                    outstanding capital stock of Larizza
                                    Industries, Inc. ("Larizza") by means
                                    of a merger agreement between Larizza
                                    and the Borrower (the "Merger
                                    Agreement") providing for, among other
                                    things, (a) a newly formed wholly owned
                                    subsidiary of the Borrower to merge
                                    (the "Merger") with and into Larizza,
                                    (b) the shareholders of Larizza to
                                    approve the Merger at a shareholders
                                    meeting called for such purpose and (c)
                                    the issued and outstanding shares of
                                    Larizza being converted into the right
                                    to receive cash consideration upon
                                    consummation of the Merger.

          Facility:                 Seven-year Senior Secured Term Loan
                                    Facility in an aggregate principal
                                    amount of up to U.S. $200,000,000 (the
                                    "Facility"), which will be drawn in
                                    full on the date of the initial funding
                                    of the Facility (the "Closing Date").

          Administrative Agent:     Chemical Bank ("Chemical") will act as
                                    administrative agent (the
                                    "Administrative Agent") for a syndicate
                                    of financial institutions (the
                                    "Lenders") reasonably satisfactory to
                                    Chemical, CSI and the Borrower and will
                                    perform the duties customarily
                                    associated with the role of an
                                    administrative agent.  Chemical will
                                    also act as the collateral agent for
                                    the Facility (the "Collateral Agent")
                                    pursuant to the Master Collateral and
                                    Intercreditor Agreement, dated as of
                                    July 13, 1994 (the "Intercreditor
                                    Agreement") among Chemical, as
                                    Collateral  Agent, and the
                                    Participating Creditors (including the
                                    Lenders) named therein and will, in
                                    such capacity, perform the duties
                                    customarily performed by a collateral
                                    agent.

          Arranger and              Chemical Securities Inc. ("CSI").  In
          Advisor:                  such capacity CSI will manage the
                                    syndication of the Facility.


          Purpose: The proceeds of the Facility will be used by the Borrower solely (a) to pay the consideration for the Merger and to refinance outstanding indebtedness of Larizza and (b) to pay fees and expenses related to the Acquisition.

          Availability:             The full amount of the Facility to be
                                    used by the Borrower must be drawn in a
                                    single drawing on the Closing Date.
                                    Amounts repaid under the Facility may
                                    not be reborrowed.

                                    Any portion of the commitments for the
                                    Facility not drawn on the Closing Date
                                    will automatically terminate.

          Final Maturity and        The Facility will mature on December
          Amortization:             31, 2002.  Loans under the Facility
                                    will amortize on an equal quarterly
                                    basis in annual amounts equal to (a)
                                    $5,000,000 in the case of the first
                                    year following the Closing Date, (b)
                                    $10,000,000 in the case of the second
                                    year following the Closing Date, (c)
                                    $15,000,000 in the case of the third
                                    year following the Closing Date, (d)
                                    $20,000,000 in the case of the fourth
                                    year following the Closing Date, (e)
                                    $25,000,000 in the case of the fifth
                                    year following the Closing Date,
                                    (f) $25,000,000 in the case of the
                                    sixth year following the Closing Date
                                    and (g) $100,000,000 in the case of the
                                    seventh year following the Closing
                                    Date.

          Guarantees:               All obligations of the Borrower under
                                    the Facility shall be unconditionally
                                    guaranteed by Holdings and each
                                    existing and each subsequently acquired
                                    or organized United States subsidiary
                                    of Holdings (other than the Borrower
                                    and its unrestricted subsidiaries) on
                                    an equal and ratable basis with the
                                    obligations under the Borrower's
                                    existing Credit Agreement dated as of
                                    June 22, 1994 (the "Existing Credit
                                    Agreement").

                                    All the above-described guarantees
                                    shall be on the terms and conditions of
                                    the Guarantee Agreement,
                                    dated as of July 13, 1994 (the
                                    "Guarantee Agreement"), made by
                                    Holdings, the Borrower and the
                                    Subsidiary Pledgors parties thereto
                                    in favor of the Collateral Agent.

          Security:                 The Facility and the Guarantees thereof
                                    shall be secured pro-rata (and on an
                                    equal and ratable basis with the
                                    Existing Credit Agreement and the
                                    Guarantees thereof) by the following
                                    assets of Holdings, the Borrower and
                                    each existing and each subsequently
                                    acquired or organized restricted
                                    subsidiary of the Borrower
                                    (collectively, the "Collateral"):  (a)
                                    a first priority pledge of all the
                                    capital stock of the Borrower and each
                                    subsidiary of Borrower (or, in the case
                                    of any foreign subsidiary, 65% of the
                                    capital stock of such subsidiary) and
                                    (b) any intercompany indebtedness in
                                    excess of $10,000,000 owed to the
                                    Borrower.

                                    All the above-described pledges and
                                    security interests shall be on the
                                    terms and conditions of the Pledge
                                    Agreement, dated as of July 13, 1994
                                    (the "Pledge Agreement"), made by
                                    Holdings, the Borrower and the
                                    Subsidiary Pledgors parties thereto in
                                    favor of the Collateral Agent, and none
                                    of the Collateral shall be subject to
                                    any other pledges, mortgages or
                                    security interests.

          Interest Rates and Fees:  As set forth on Annex I hereto.

          Default Rate:             The applicable interest rate plus 2%
                                    per annum.

          Mandatory Prepayment:     Loans under the Facility shall be
                                    prepaid in an amount equal to 25% of
                                    (i) the net cash proceeds (net of
                                    selling expenses and taxes, including,
                                    in the case of income taxes, estimated
                                    income taxes) of all non-ordinary-
                                    course asset sales or other
                                    dispositions by the Borrower and its
                                    restricted subsidiaries (including
                                    insurance proceeds in excess of an
                                    agreed-upon amount), subject to limited
                                    exceptions to be agreed upon (including
                                    exceptions for (A) sales of obsolete
                                    inventories and (B) assets identified
                                    on the date hereof as assets of
                                    discontinued operations and other
                                    exceptions substantially similar to the
                                    Existing Credit Agreement), and except
                                    to the extent such net cash proceeds
                                    are reinvested (subject to limitations
                                    substantially similar to the Existing
                                    Credit Agreement) in the Borrower's and
                                    its subsidiaries' operating assets
                                    within 12 months of such sale or
                                    disposition, (ii) the net proceeds of
                                    all sale/leaseback transactions by the
                                    Borrower and its subsidiaries (subject
                                    to limitations substantially similar to
                                    the Existing Credit Agreement) and
                                    (iii) the net proceeds of issuances of
                                    debt obligations of Holdings or the
                                    Borrower, subject to limited exceptions
                                    substantially similar to the Existing
                                    Credit Agreement (including an
                                    exception for permitted subordinated
                                    debt of Holdings or the Borrower if
                                    certain performance tests substantially
                                    similar to the Existing Credit
                                    Agreement are satisfied).

                                    The above-described mandatory
                                    prepayments shall be applied to the
                                    remaining installments of the Facility
                                    on a pro rata basis.  Any portion of
                                    the Facility not drawn on the Closing
                                    Date will be treated for purposes of
                                    the amortization schedules as a
                                    mandatory prepayment in the amount not
                                    drawn.

          Optional Prepayment:      Loans may be prepaid in whole or in
                                    part at any time without premium or
                                    penalty.  Any optional prepayment of
                                    loans shall be subject to reimbursement
                                    of redeployment costs in the case of
                                    Adjusted LIBOR loans in the event such
                                    prepayment occurs other than at the end
                                    of an interest period.

                                    Optional prepayments shall be applied
                                    against the remaining installments
                                    under the Facility in the direct order
                                    of maturity.

          Senior Credit Facility    Usual for facilities and transactions
          Documentation:            of this type and acceptable to the
                                    Lenders and their respective counsel.
                                    The documentation for the Facility will
                                    include, among other documents, a
                                    single credit agreement, the Guarantee
                                    Agreement, the Pledge Agreement and the
                                    Intercreditor Agreement.

          Representations and       Usual for facilities and transactions
          Warranties:               of this type substantially similar to
                                    the Existing Credit Agreement,
                                    including but not limited to accuracy
                                    of financial statements, no material
                                    adverse change, absence of litigation,
                                    no violation of agreements or
                                    instruments, compliance with laws
                                    (including ERISA
                                    and margin regulations), payment of taxes, ownership of properties, inapplicability of the Investment
                                    Company Act, solvency, effectiveness of
                                    regulatory approvals, labor matters,
                                    environmental matters, accuracy of
                                    information and validity, priority and
                                    perfection of security interests.

          Conditions Precedent to   Usual for facilities and transactions
          Initial Borrowing:        of this type and reasonably acceptable
                                    to the Borrower and its counsel,
                                    Chemical and counsel for the Agent.

                                    The Acquisition shall be consummated
                                    simultaneously with the closing under
                                    the Facility in accordance with
                                    applicable law and the Merger Agreement
                                    and all related documentation and
                                    otherwise on terms reasonably
                                    satisfactory to Chemical.  The
                                    conditions to the Merger set forth in
                                    the Merger Agreement shall have been
                                    satisfied without giving effect to
                                    waivers or amendments not approved by
                                    Chemical.

                                    After giving effect to the Acquisition
                                    and the other transactions contemplated
                                    hereby, Holdings and its restricted
                                    subsidiaries (including Larizza and its
                                    subsidiaries) shall have outstanding no
                                    indebtedness other than the Loans under
                                    the Facility or loans under the
                                    Existing Credit Agreement, and amounts
                                    of other indebtedness to be agreed
                                    upon.

                                    Chemical shall have received
                                    satisfactory pro forma consolidated and
                                    consolidating balance sheets of each of
                                    the Borrower and Larizza, together with
                                    a certificate of the Borrower to the
                                    effect that such statements fairly
                                    present the pro forma financial
                                    position of the Borrower or Larizza, as
                                    the case may be, and its subsidiaries
                                    in accordance with generally accepted
                                    accounting principles, and Chemical
                                    shall be reasonably satisfied that such
                                    balance sheets and the transactions in
                                    connection with the Acquisition and the
                                    financing arrangements contemplated
                                    hereby are not materially inconsistent
                                    with the information or projections and
                                    the financial model delivered to
                                    Chemical prior to the date hereof.  The
                                    Borrower shall also have provided such
                                    other information as Chemical may
                                    reasonably request in connection with
                                    the Acquisition.

                                    All requisite material governmental
                                    authorities and all material third
                                    parties shall have approved or
                                    consented to the Acquisition to the
                                    extent required and all applicable
                                    appeal periods shall have expired.


          Affirmative Covenants:    Usual for facilities and transactions
                                    of this type substantially similar to
                                    the Existing Credit Agreement (with
                                    customary qualifications and exceptions
                                    to be agreed upon), including but not
                                    limited to maintenance of corporate
                                    existence and material rights;
                                    performance of obligations; delivery of
                                    financial statements, other financial
                                    information and notices of default and
                                    litigation; maintenance of properties
                                    in good working order; maintenance of
                                    satisfactory insurance (or self
                                    insurance); compliance with laws;
                                    inspection of books and properties;
                                    further assurances; and payment of
                                    taxes.

          Negative Covenants:       Usual for facilities and transactions
                                    of this type substantially similar to
                                    the Existing Credit Agreement (except
                                    for limitations on asset sales) (with
                                    customary qualifications and exceptions
                                    to be agreed upon), including but not
                                    limited to limitations on redemptions
                                    and repurchases of capital stock;
                                    limitations on prepayments, redemptions
                                    and repurchases of debt; limitations on
                                    liens and sale-leaseback transactions;
                                    limitations on loans and investments;
                                    limitations on capital expenditures;
                                    limitations on mergers, acquisitions
                                    and asset sales; limitations on
                                    transactions with affiliates;
                                    limitations on fundamental changes in
                                    business conducted; and limitations on
                                    amendment of debt and other material
                                    agreements and licenses.

                                    Dividends on capital stock of the
                                    Borrower and Holdings, and redemptions
                                    and repurchases of capital stock of
                                    Holdings, will be permitted based on
                                    performance tests substantially similar
                                    to the Existing Credit Agreement.  In
                                    addition, dividends will be permitted
                                    to allow Holdings to pay scheduled
                                    liabilities in connection with
                                    discontinued units and other limited
                                    identified liabilities.  No dividends
                                    may be paid if a Default or Event of
                                    Default is continuing or would result.

                                    Restricted subsidiaries of the Borrower
                                    will not be permitted to incur any
                                    debt, subject to limited exceptions
                                    substantially similar to the Existing
                                    Credit Agreement.  The Borrower and
                                    Holdings will not be permitted to incur
                                    any debt except (i) subordinated debt
                                    of Holdings or the Borrower having
                                    maturities to be agreed upon, assuming
                                    satisfaction of performance tests
                                    substantially similar to the Existing
                                    Credit Agreement, provided that the
                                    other terms and conditions thereof are
                                    satisfactory to the majority Lenders
                                    and (ii) limited amounts and categories
                                    of other debt substantially similar to
                                    the Existing Credit Agreement,

                                    In addition to the foregoing
                                    limitations, it is understood that
                                    (a) Holdings shall engage in no
                                    activities other than continuing to own
                                    all the common shares of the Borrower
                                    and certain activities incidental
                                    thereto and (b) Holdings shall have no
                                    direct subsidiary other than the
                                    Borrower and unrestricted subsidiaries.

          Selected Financial        The credit agreement relating to the
          Covenants:                Facility (the "Credit Agreement") will
                                    contain financial covenants appropriate
                                    in the context of the proposed
                                    transaction substantially similar to
                                    the Existing Credit Agreement based
                                    upon the financial information provided
                                    to Chemical, including, but not limited
                                    to, minimum EBITDA (to be defined), an
                                    interest coverage test, a leverage test
                                    and a liquidity test.

          Events of Default:        Usual for facilities and transactions
                                    of this type substantially similar to
                                    the Existing Credit Agreement (with
                                    customary qualifications and exceptions
                                    to be agreed upon), including but not
                                    limited to nonpayment of principal or
                                    interest, violation of covenants,
                                    incorrectness of representations and
                                    warranties in any material respect,
                                    cross default and cross acceleration,
                                    bankruptcy, material undischarged
                                    judgments, ERISA, actual or asserted
                                    invalidity of security documents,
                                    actual or asserted invalidity of
                                    subordination provisions and Change in
                                    Control.

                                    The Credit Agreement shall contain such
                                    other representations and warranties,
                                    covenants and events of default, if
                                    any, as shall be reasonably agreed by

                                    Chemical and the Borrower relating to
                                    the business or assets of Larizza.

          Cost and Yield            Usual for facilities and transactions
          Protection:               of this type, including but not limited
                                    to in respect of prepayments (which
                                    shall include reimbursement of
                                    redeployment costs in the case of
                                    prepayments of Adjusted LIBOR loans
                                    other than at the end of interest
                                    periods), changes in capital adequacy
                                    and capital requirements or their
                                    interpretation (including protection
                                    relating to compliance with the capital
                                    adequacy guidelines approved by the
                                    Federal Reserve Board on August 3,
                                    1988),  illegality, changes in
                                    circumstances, changes in reserves (to
                                    the extent not included in the interest
                                    rates) and other situations reasonably
                                    deemed necessary by Chemical or the
                                    other Lenders to provide customary
                                    protection for U.S. and non-U.S. banks.

          Interest Rate Management: The Borrower shall (prior to a date following the Closing Date reasonably
                                    acceptable to Chemical) enter into and
                                    maintain interest rate exchange
                                    agreements and/or other appropriate
                                    interest rate hedging transactions on
                                    terms reasonably acceptable to Chemical
                                    and with a counterparty reasonably
                                    acceptable to Chemical covering at
                                    least 40% of the projected outstanding
                                    loans under the Facility for a period
                                    of at least two years following the
                                    Closing Date.  The obligations of the
                                    Borrower in respect of all such
                                    agreements and transactions shall be
                                    unsecured, except in the case of any
                                    such agreement or transaction entered
                                    into with a lender party to the
                                    Existing Credit Agreement.

          Assignments and           The Lenders will be permitted to assign
          Participations:           loans, notes and commitments to other
                                    financial institutions with the consent
                                    of the Borrower (not to be unreasonably
                                    withheld).  The Administrative Agent
                                    will receive a processing and
                                    recordation fee of $3,500, payable by
                                    the assignor and/or the assignee, with
                                    each assignment.  Assignments will be
                                    by novation pursuant to arrangements to
                                    be agreed upon.

                                    The Lenders will be permitted to
                                    participate loans, notes and
                                    commitments without restriction to
                                    other financial institutions.  Voting
                                    rights of participants
                                    shall be limited to matters in
                                    respect of (a) reductions
                                    of principal, interest or fees, (b)
                                    extensions of scheduled final maturity
                                    and (c) certain releases of collateral.
                                    Participants will receive full cost and
                                    yield protection, provided that
                                    payments pursuant to such protection
                                    shall be no greater than if the
                                    applicable syndicate member had not
                                    sold a participation.

                                    Assignments and participations shall be
                                    in minimum amounts of $10,000,000 of
                                    loans and commitments (pro rated
                                    downward as loans are permanently
                                    repaid and commitments are permanently
                                    reduced).

          Voting: Amendments and waivers of the Credit Agreement and the other definitive credit documentation will require the approval of Lenders holding a majority of the loans under the Facility except that the consent of all the effected Lenders shall be required with respect to (i) increases in commitments,
                                    (ii) reductions of principal, interest
                                    or fees, (iii) extensions of scheduled
                                    final maturity and (iv) certain
                                    releases of collateral and that the
                                    consent of Lenders holding at least 80%
                                    of outstanding loans will be required
                                    for extensions of non-final payments.

          Expenses Indemnification: All reasonable out-of-pocket expenses
                                    (including but not limited to expenses
                                    incurred in connection with due
                                    diligence) of the Administrative Agent
                                    and CSI associated with the syndication
                                    of the Facility and with the
                                    preparation, execution and delivery,
                                    administration, waiver or modification
                                    and enforcement of the Credit Agreement
                                    and the other documentation
                                    contemplated hereby and thereby
                                    (including the reasonable fees,
                                    disbursements and other charges of
                                    counsel) are to be paid by the
                                    Borrower.  In addition, all reasonable
                                    out-of-pocket expenses of the Lenders
                                    for enforcement costs and documentary
                                    taxes associated with the Facility are
                                    to be paid by the Borrower.

                                    The Borrower will indemnify the
                                    Administrative Agent, CSI and the
                                    Lenders (each, an "Indemnified Person")
                                    and hold them harmless from and against
                                    all costs, expenses (including
                                    reasonable fees, disbursements and
                                    other charges of counsel) and
                                    liabilities of each Indemnified Person
                                    arising out of or relating to any claim
                                    or any litigation or other proceedings
                                    (regardless of whether such Indemnified
                                    Person is a party thereto) that relate
                                    to the proposed transactions, including
                                    the financing contemplated hereby, the
                                    Acquisition or any transactions
                                    connected therewith, subject to the
                                    provisions regarding assumption of
                                    defense and settlement of claims
                                    contained in the Existing Credit
                                    Agreement, provided that no Indemnified
                                    Person will be indemnified for its or
                                    its agents' or representatives' gross
                                    negligence or willful misconduct.

          Governing Law:            New York.

          Administrative Agent's    Simpson Thacher & Bartlett.
          Counsel:

                                                               ANNEX I TO
                                                                EXHIBIT A


          Interest Rates:           The interest rates applicable to the
                                    Facility will be as follows:

                                         Adjusted LIBOR plus 2.25% per
                                         annum or

                                         ABR plus 1.25% per annum.

                                    The Borrower may elect interest periods
                                    of 1, 2, 3, or 6 months for Adjusted
                                    LIBOR borrowings.

                                    Calculation of interest shall be on the
                                    basis of actual days elapsed in a year
                                    of 360 days (or 365 or 366 days, as the
                                    case may be, in the case of ABR loans
                                    based on the Prime Rate) and interest
                                    shall be payable at the end of each
                                    interest period and, in any event, at
                                    least every 3 months.

                                    ABR is the Alternate Base Rate, which
                                    is the highest of Chemical Bank's Prime
                                    Rate, the Federal Funds Effective Rate
                                    plus 1/2 of 1% and the Base CD Rate
                                    plus 1%.

                                    Adjusted LIBOR and the Base CD Rate
                                    will at all times include statutory
                                    reserves (and, in the case of the Base
                                    CD Rate, FDIC assessment rates).


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